EXHIBIT 10.10C

                      2nd AMENDMENT TO EMPLOYMENT AGREEMENT

        This "2nd amendment to Employment Agreement" (this "Amendment") is made on the 31st day of January, 2000 by and between IFS International Holdings, Inc., a Delaware Corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and Simon Theobald (the "Executive"), based on the following:

     A. On May 12, 1998, the Company and the Executive executed that certain "Employment Agreement" (the "Agreement") whereby the Company retained the services of the Executive as its Senior Vice President of Sales.

     B. On January 22, 1999 the Company and the Executive executed an Amendment to that certain "Employment Agreement" (the "Agreement") which modified the original May 12 Agreement.

     C. In recognition of the Executive's recent promotion to Chief Operating Officer of IFS International, Inc., the Company(ies) wish to modify the Agreement and the Amendment to the Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, THE PARTIES TO THIS Amendment agree as follows:

     1. Reinstatement of certain portions of Par. 14 of the Agreement as modified below which compensates the Executive on a percentage basis upon the sale or change of control of the Company. TO WIT:

          Irrespective of whether or not the Executive's employment is terminated, if there is a (i) Change of Control; or (ii) transfer or sale of all or substantially all of the assets of the Company(ies) which is not a Change of Control; or (iii) transfer or sale of Beneficial Ownership of more than fifty percent (50%) or more of the total combined voting power or the Company's then outstanding Voting Securities which may or may not constitute a Change of Control, then the Companies shall pay to the Executive an amount equal to 2% of the first 10 million dollars in value received by the Companies (including cash, securities, debt or any other form of property) in connection with such Change of Control, or transfer or sale, 4% of the next $10 million dollars in value received by the Companies in connection with such Change of Control, transfer or sale and 6% of any value received by the Companies in excess of $20 million dollars in connection with such Change of Control, transfer or sale.

2. All other Terms and provisions of the May 12, 1998 Agreement, the January 22, 1999 Amendment To Remain. The parties agree that all other terms and provisions of the Agreement and its Amendment shall remain the same.

WHEREFORE, THE PARTIES HERETO HAVE EXECUTED THIS Agreement in the City of Troy, State of New York as of the date first set forth above.

                    IFS INTERNATIONAL HOLDINGS, INC.
                    A Delaware Corporation

                        By: __________________________________
                            Chairman of the Board of Directors
                            John P. Singleton

                        By:  ____________________________________
                             Chairman of the Compensation Committee
                             of the Board of Directors
                             DuWayne Peterson

                    IFS INTERNATIONAL INC.
                    A New York Corporation

                        By:   ___________________________________
                              President & Chief Executive Officer
                              David L. Hodge

                        By:   ___________________________________
                              Secretary
                              Carmen Pascuito


                        EXECUTIVE:
                        ----------------------------------------
                        Simon Theobald